Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS Q1-2014 FINANCIAL RESULTS

AND PROVIDE A BUSINESS UPDATE

Wednesday, May 14, 2014

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s Q1-2014 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Barry Jenkins, SANUWAVE’s Chief Financial Officer, please go ahead.

Barry Jenkins

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

Yesterday afternoon, SANUWAVE announced our Q1-2014 financial results and filed our Form 10-Q with the SEC. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, May 14, 2014. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Thanks Barry. Good morning everyone and thank you for joining us.

Let me take a moment to introduce myself. I may be a new voice on this conference call, but I have been active with SANUWAVE since my fund, Prides Capital, made the initial investment to purchase the non-urology shockwave business from Healthtronics, the largest lithotripsy provider in the U.S., back in 2005. I have been Chairman of the board since that time and both through Prides Capital or on personal level have invested in the Company throughout all the funding rounds, including those in 2014. I was at Blum Capital when they invested in Kinetic Concepts, a large wound care company with negative pressure products, and saw the unmet need, and market potential in the wound care space. SANUWAVE has a very experienced management team focused on the dermaPACE clinical trial and I look forward to continuing to work with them.

I would like to thank Joe Chiarelli, our former CEO, for his efforts over the last 14 months and wish him the best in all of his future endeavors.  Joe remains an active member of our board. With the assistance of an executive search team, we will continue to search for an experienced  CEO to lead the Company into 2015 and beyond.  We are very excited about the future and feel confident we will attract the right leader that shares in our excitement as well.

Now, looking at the first quarter and recent weeks, we have achieved two significant milestones in the last two months.

First we completed a private placement which provides resources to complete the dermaPACE clinical trial and, assuming positive clinical results, obtain FDA approval in 2015.

Secondly, we reached a major milestone of achieving the minimum enrollment of 90 patients in the dermaPACE clinical trial. Dan Jorgensen, our Chief Medical Officer, will discuss the clinical trial in more depth later in our presentation.

Now I will turn it over to Barry who will provide a review of the first quarter 2014 financial results.

Barry Jenkins

Thank you, Kevin.

During the quarter we strengthened our balance sheet significantly by completing a private placement with aggregate gross proceeds of $9.3 million from the sale of our stock and warrants. As Kevin noted, this transaction provides us the resources to get to FDA approval in 2015, assuming positive clinical results.

We remain focused on keeping our cash expenses low while we press forward with the very important dermaPACE clinical study.

Revenue for the three months ended March 31, 2014, was $145,000, compared with $201,000 for the same period in 2013, a decrease of $56,000, or 28%. Revenue resulted primarily from sales in Europe, Asia and Asia/Pacific of our dermaPACE and orthoPACE devices and related applicators. The decrease in revenue for 2014 is due to lower sales of devices in Europe. Note that our device sales can be lumpy on a quarterly basis. Device applicators generate a significant recurring revenue stream as they must be refurbished after roughly every 3 to 4 months of usage. They also have high margins, which is why our gross margin increased to 87% in 2014, from 72% in 2013.

Research and development expenses increased by $420,000, or 122%, to $765,000 for the three months ended March 31, 2014 compared with $345,000 for 2013, due to the costs for the dermaPACE clinical study which started patient enrollment in June 2013.

General and administrative expenses for the three months ended March 31, 2014, were $1.3 million, compared with $852,000 in 2013, an increase of $448,000, or 53%. If you exclude non-cash stock-based compensation and the non-cash cost for stock issued for consulting services, general and administrative expenses increased by $205,000, or 46%, to $649,000 for 2014, as compared with $444,000 for 2013. The increase for 2014 was primarily due to increased consulting expenses due to our capital raises in 2014.

Net loss for the three months ended March 31, 2014 was $2.6 million, or ($0.06) per share, compared with a net loss of $5.4 million, or ($0.25) per share in 2013. The decrease in the net loss of $2.8 million was a result of the non-cash loss of $3.7 million in 2013 for the embedded conversion feature of the senior secured notes which were converted to equity in the third quarter of 2013, offset by increased expenses in 2014 for the dermaPACE clinical study.

As of March 31, 2014, we had cash of $7.2 million, compared with $182,000 at the end of 2013. Looking at cash flow, cash and cash equivalents increased by $7.1 million for the first three months in 2014, as compared to $601,000 for the same period in 2013. Net cash used by operating activities was $2.1 million, compared with $1.0 million for 2013. The increase for 2014 was primarily due to the increase of $367,000 in expenses associated with the dermaPACE clinical trial and the reduction of accounts payable and accrued expenses in 2014 of $600,000. Net cash provided by financing activities for the three months ended March 31, 2014 was $9.2 million which consisted of the net proceeds from the 2014 Private Placement of $8.6 million and the proceeds from the 18% Convertible Promissory notes of $815,000 which were converted to equity in March 2014. In 2013 net cash provided by financing activities was $1.6 million consisted of the net proceeds from the Senior Secured Notes which were converted to equity in July 2013.

We continue to project that our cash burn-rate from operations will be approximately $550,000 to $650,000 per month in the first half of 2014 during the enrollment period and the follow-up phase of the dermaPACE clinical trial.

Now, let me turn the call back to Kevin Richardson for a business review.

Kevin Richardson

Thank you, Barry. I will have each of the senior members of the management team discuss their respective areas so now we’ll have Dan Jorgensen, MD, our Chief Medical Officer, walk you through the status of the dermaPACE clinical trial.

Dan Jorgensen

Thank you, Kevin.

On April 30th, we announced the randomization of the 90th patient in our Phase III supplemental clinical trial using dermaPACE® for the treatment of diabetic foot ulcers. This is an important milestone. The initial efficacy analysis is based on the first 90 patients completing their 12 week assessment visits. This will occur in late summer, and the results will be reported by our data monitoring committee (DMC) in the third quarter. In the meantime, the study will continue to enroll new patients. These additional patients will be included in a “confirmatory analysis” in the third or fourth quarter.

After reviewing the data from the initial and confirmatory analyses, the DMC may recommend that we stop the study “for success” or “for futility”. Alternatively, the DMC may recommend that we increase enrollment to 130 or 170 and then repeat the analyses.

Please note that we are using a Bayesian analysis for the primary endpoint. This gives us credit for positive data collected in the previous dermaPACE study, and therefore, the ability to conduct the initial analysis with only 90 subjects. In addition, the Bayesian approach, in this trial, makes an adjustment for multiple analyses. In other words, if we need to analyze the data at a later time, say after 130 patients, we do not jeopardize our ability to determine if a difference is “statistically significant”. In statistical language, this is an adjustment of the type I error, also known as “alpha”. This plan was agreed upon by the FDA and is consistent with the FDA’s “Guidance for the Use of Bayesian Statistics in Medical Device Clinical Trials”

As a reminder, the goal of the trial is to demonstrate that the healing rate of dermaPACE is statistically superior to that of sham at 12 weeks post initial device application.  Patients enrolled in the study receive four non-invasive procedures (dermaPACE or sham) during the first two weeks. In addition, up to four additional non-invasive procedures (dermaPACE or sham) are delivered bi-weekly, between weeks 4 and 10. After the 12 week efficacy evaluation, patients are followed for an additional 12 weeks for safety.

While enrollment in this study is winding down, members of the clinical team, including SANUWAVE personnel, CPC staff (our CRO), and contract monitors, are busy verifying patient information, in a blinded fashion, and cleaning the database. We want these data to be ready for the initial efficacy analysis. I am happy to report that the data-cleaning process is ahead of schedule.

Of course, a clean database does not guarantee a successful study. All effort is being made to enroll and retain the highest quality patients, even now, after reaching the 90th patient milestone. I would like to give credit and thanks to our Study Investigators and their dedicated staff for recruiting these patients in a relatively short timeframe.

In summary, we are pleased by the enrollment and quality of the study, and by all the data-cleaning efforts. We look forward to seeing the results of the study later this year, and if positive, we believe dermaPACE can address a significant medical need among diabetic patients.

Kevin.

Kevin Richardson

Thank you, Dan. We are excited to have reached the 90 patient minimum enrollment and look forward to the feedback from the Data Monitoring Committee on those patients in the third quarter and updating shareholders at that time.

Pete Stegagno, our VP of Operations and Regulatory Affairs, will summarize the progress we’ve made internationally.

Pete Stegagno

While everyone’s primary focus within SANUWAVE is on the dermaPACE DFU trial, we continue to work with our existing distributor base in Europe and the Far East.  Additionally, we continue to pursue possible opportunities in the Arab Gulf Coast states.

Just this past weekend, our Australian distributor for dermaPACE participated in the 10th National Australian Wound Management Association Conference.  This is the pre-eminent wound care conference in Australia.  We were pleased and excited to learn that a dermaPACE user presented a case study report on their positive experiences using dermaPACE on diabetic foot ulcers.  We are hoping that this type of user-based communication, touting the effectiveness of their personal experiences using the device, will help to jump start increased interest in dermaPACE in Australia.  We will be working closely with our distributor there to supply them with any and all support necessary to make dermaPACE successful there.

We continue to have interaction with Wirthlin, a Dentons Innovation Group Partnership, in regard to establishing a dermaPACE introduction into the Gulf Coast Cooperative, also known as GCC.  This is defined as the Kingdom of Saudi Arabia, United Arab Emirates, Kuwait, Qatar, and Bahrain.  Wirthlin has conducted substantive and constructive communications with GCC government and wound care agencies in determining the interest in dermaPACE for the treatment of diabetic wounds.  We are still early in discussions in regard to market and strategy.  We will continue to provide updates as this continues to progress.

Back to you, Kevin.

Kevin Richardson

Thank you, Pete. To complete our presentation, we wanted to update you on a recently issued patent we received for potential non-medical uses of our technology and also to review some very interesting pre-clinical work that is being started at Baylor University. Let me turn it over to Iulian Cioanta, our head of research and development.

Iulian Cioanta

Thank you, Kevin and good morning to everyone.

In the period from our last conference call, we have received the US patent 8,685,317 on cleaning and sterilization of industrial waters and food liquids. This is the first patent approval for non-medical applications of our shock wave technology and together with the development of our mobile small scale model for water cleaning process represents the foundation for collaboration discussions with potential interested parties in the field of water-treatment equipment industry. According to Forbes the market for water-treatment equipment could hit $1 trillion by 2020, which emphasizes the strategic importance for us to tap into this field. Also, this new patent may provide an economical approach for sterilizing liquid foods such as milk and natural juices using shock wave technology.

On the medical research front, we put the base for collaboration in the dental field with Baylor College of Dentistry, which is part of the Texas A&M Health Science Center. The focus of our initial efforts will explore the healing of Bisphosphonate-Related OsteoNecrosis of the Jaw (BRONJ), which is an affliction that causes unhealed intraoral ulcerations. This condition is seen in patients taking bisphosphonate medications (Boniva, Fossamax, etc.) commonly prescribed for osteoporosis or bone cancers. There is presently no known treatment or cure for this affliction. Practically, patients suffer interminably with these oral ulcerations and exposed necrotic alveolar jaw bone. We think that our shock wave technology may benefit this condition due to its osteogenic potential, angiogenic capacity and anti-bacterial activity.

Kevin.

Kevin Richardson

Thank you, Iulian.

This has been exciting year for SANUWAVE so far with getting the funding in place and patient enrollment necessary for our very important dermaPACE clinical trial – two very important achievements for us.

I will stop here and we are happy to answer any questions that you may have.

I will now open up the call for your questions. Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson

To close – We have been very fortunate to have a very loyal and supporting shareholder base and recently added our largest institutional shareholder in RA Capital.  We cannot thank the long term shareholders enough for their investments, patience and support to help the Company achieve what it has and they have helped put the Company in a position to achieve even better things going forward.  The Company is committed to doing the things necessary to build a world class medical device Company with disruptive and in some cases revolutionary technologies.  The ultimate goal of a public or private company should be to maximize shareholder value.  The Company is committed to expanding its current shareholder base.  The Company will attend four microcap conferences (all of the dates and locations can be found on our website) in the next 30 days.  We plan to continue to meet and speak with institutions, retail brokers and research analysts.  If you have interest in speaking or meeting with management, or if you need any additional information to conduct your due diligence on the Company, please call our advisors DC Consulting or RedChip and they can help you with that.